Exhibit 1.1

EXECUTION VERSION

Phillips 66 Company

Debt Securities

fully and unconditionally guaranteed by Phillips 66

UNDERWRITING AGREEMENT

1. Introductory. Phillips 66 Company, a Delaware corporation (the “Company”), and Phillips 66, a Delaware corporation (the “Guarantor”), propose that the Company will issue and sell from time to time certain of its subordinated debt securities that will be fully and unconditionally guaranteed by the Guarantor registered under the registration statement referred to in Section 2(a) (such securities, including the guarantee relating thereto by the Guarantor (the “Guarantee”), being hereinafter called the “Registered Securities”). The Registered Securities will be issued under the subordinated debt securities indenture, to be dated as of the Closing Date (the “Indenture”), among the Company, the Guarantor and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), in one or more series, which series may vary as to interest rates, maturities, redemption provisions, selling prices and other terms, with all such terms for any particular series of the Registered Securities being determined at the time of sale. Particular series of the Registered Securities will be sold pursuant to a Terms Agreement referred to in Section 3, for resale in accordance with terms of offering determined at the time of sale.

The Registered Securities involved in any such offering are hereinafter referred to as the “Offered Securities”. The firm or firms which agree to purchase the Offered Securities, as set forth in a Terms Agreement referred to in Section 3, are hereinafter referred to as the “Underwriters” of such securities, and the representative or representatives of the Underwriters, if any, specified in a Terms Agreement referred to in Section 3 are hereinafter referred to as the “Representatives”; provided, however, that if the Terms Agreement does not specify any representative of the Underwriters, the term “Representatives”, as used in this Agreement (other than in Sections 2(b), 2(c), 2(f) and 6 and the second sentence of Section 3), shall mean the Underwriters.

2. Representations and Warranties of the Company. The Company, as of the date of each Terms Agreement referred to in Section 3, represents and warrants to, and agrees with, each Underwriter that:

(a) The Company and the Guarantor meet the requirements for use of Form S-3 under the Securities Act of 1933, as amended (the “Act”), and have prepared and filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement, as defined in Rule 405 under the Act, on Form S-3 (Nos. 333-289011 and 333-289011-01), relating to certain securities of the Company and the Guarantor, which registration statement became effective upon filing, including a prospectus (hereinafter referred to as the “Base Prospectus”), relating to the Registered Securities. Such registration statement, as amended at the time of any Terms Agreement referred to in Section 3 entered into in connection with a specific offering of the Offered

Securities (each such date and time as specified in such Terms Agreement hereinafter referred to as the “Execution Time”) and including any documents incorporated by reference therein, including exhibits (other than any Form T-1) and financial statements and any prospectus supplement relating to the Offered Securities that is filed with the Commission pursuant to Rule 424(b) (“Rule 424(b)”) under the Act and deemed part of such registration statement pursuant to Rule 430B under the Act, is hereinafter referred to as the “Registration Statement”. The Base Prospectus, as supplemented as contemplated by Section 3 to reflect the terms of the Offered Securities and the terms of offering thereof, as first filed with the Commission pursuant to and in accordance with Rule 424(b), including all material incorporated by reference therein, is hereinafter referred to as the “Final Prospectus”. Any preliminary prospectus supplement to the Base Prospectus which describes the Offered Securities and the offering thereof and is used prior to filing of the Final Prospectus, together with the Base Prospectus, is hereinafter referred to as the “Preliminary Final Prospectus”. “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405 under the Act. “Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433(h) under the Act. “Disclosure Package” shall mean, with respect to any specific offering of the Offered Securities, (i) the Base Prospectus, as amended and supplemented to the Execution Time, (ii) the Preliminary Final Prospectus, if any, used most recently prior to the Execution Time, (iii) the Issuer Free Writing Prospectuses, if any, identified in Schedule B to the Terms Agreement, (iv) the final term sheet prepared and filed pursuant to Section 4(c) hereto, if any, and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

(b) On the effective date of the registration statement relating to the Registered Securities, such registration statement conformed in all material respects to the requirements of the Act, the Trust Indenture Act of 1939, as amended (“Trust Indenture Act”), and the rules and regulations of the Commission (“Rules and Regulations”) and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and at the Execution Time and at the Closing Date, the Registration Statement and the Final Prospectus will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and neither of such documents will include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents based upon written information furnished to the Company by any Underwriter through the Representatives, if any, specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in the Terms Agreement.

(c) At the Execution Time, the Disclosure Package will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents based upon written information furnished to the Company by any Underwriter through the Representatives, if any, specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in the Terms Agreement.

(d) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or form of prospectus), (iii) at the time either the Company or the Guarantor or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act) made any offer relating to the Offered Securities in reliance on the exemption in Rule 163 under the Act, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), each of the Company and the Guarantor was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405 under the Act. The Company agrees to pay the fees required by the Commission relating to the Offered Securities within the time required by Rule 456(b)(1) under the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Act.

(e) (i) At the earliest time after the filing of the Registration Statement that the Company or the Guarantor or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of any Offered Securities and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), neither the Company nor the Guarantor was or is an Ineligible Issuer (as defined in Rule 405 under the Act), without taking account of any determination by the Commission pursuant to Rule 405 under the Act that it is not necessary that the Company be considered an Ineligible Issuer or that it is not necessary that the Guarantor be considered an Ineligible Issuer.

(f) Each Issuer Free Writing Prospectus, if any, and the final term sheet prepared and filed pursuant to Section 4(c) hereto do not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified, except that the foregoing does not apply to statements in or omissions from any of such documents based upon written information furnished to the Company by any Underwriter through the Representatives, if any, specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in the Terms Agreement.

(g) The execution, delivery and performance by the Company and the Guarantor of the Indenture, the Offered Securities and the Terms Agreement (including the provisions of this Agreement), as applicable, the issuance and sale of the Offered Securities by the Company and the Guarantor, and compliance by the Company and the Guarantor with the terms and provisions thereof and of the Indenture will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Delaware General Corporation Law, the laws of the State of Texas or the federal laws of the United States that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Guarantor and its subsidiaries taken as a whole (a “Material Adverse Effect”), or any agreement or instrument to which the Company or the Guarantor is a party or by which the Company or the Guarantor is bound or to which any of the properties of the Company or the Guarantor is subject that could reasonably be expected to have a Material Adverse Effect, or the certificate of incorporation or by-laws of the Company or the Guarantor.

(h) Neither the Company nor the Guarantor is (i) in violation of its certificate of incorporation or by-laws, (ii) in default under any agreement or instrument to which the Company or the Guarantor is a party or by which the Company or the Guarantor is bound or to which any of the properties of the Company or the Guarantor is subject, or (iii) in violation of any law, ordinance, governmental rule or regulation or court decree to which it may be subject, which default or violation in the case of clause (ii) or (iii) could reasonably be expected to have a Material Adverse Effect.

(i) Each of the Company and the Guarantor is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

(j) All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth in the Final Prospectus, all of the issued and outstanding shares of capital stock of the Company are owned directly or indirectly by the Guarantor, free and clear of all liens, encumbrances, equities or claims.

(k) The consolidated financial statements, together with the notes related thereto, of the Guarantor and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus, present fairly the financial position of the Guarantor as of the dates shown and the results of the Guarantor’s operations and cash flows for the periods shown, and such financial statements comply in all material respects as to form with the accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as otherwise noted therein or as may be expressly stated in the related notes thereto. No other financial statements are required to be included in the Registration Statement. The interactive data in eXtensible Business Reporting Language furnished with the Exchange Act filings incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto. All non-GAAP financial information included in the Registration Statement, if any, complies with the requirements of Item 10 of Regulation S-K under the Act.

(l) The operations of the Guarantor and its consolidated subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Guarantor or any of its consolidated subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Guarantor or any of its consolidated subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or the Guarantor, threatened, the outcome of which could reasonably be expected to be material in the context of the offering of the Offered Securities.

(m) Neither the Guarantor nor any of its consolidated subsidiaries, nor to the knowledge of the Company or the Guarantor, any agent, director, officer, employee or other person associated with or acting on behalf of the Guarantor or its consolidated subsidiaries has, in the past ten years, (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”); or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Guarantor and its consolidated subsidiaries have instituted, maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws.

(n) Neither the Guarantor nor any of its consolidated subsidiaries, nor to the knowledge of the Company or the Guarantor, any agent, director, officer, employee or other person associated with or acting on behalf of the Guarantor or its consolidated subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”), nor is the Guarantor or any of its consolidated subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, the nongovernment controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region (as defined in the Executive Order 14065) of Ukraine identified pursuant to the Executive Order 14065, Cuba, Iran and North Korea (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to any consolidated subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of Sanctions or the Anti-Corruption Laws. Since April 24, 2019, the Guarantor and its consolidated subsidiaries have not engaged in, and are not now knowingly engaged in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of relevant Sanctions or with any Sanctioned Country (for the avoidance of doubt, including any dealings or transactions with any Venezuelan State-owned entity that at the time of such dealing or transaction was the subject or the target of Sanctions to the extent such dealing or transaction was not authorized by any license or General License authorized by OFAC.

(o) The Guarantor maintains effective “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act and that have been designed to ensure that information required to be disclosed by the Guarantor in reports that it will file or submit under the Exchange Act will be recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Guarantor’s management as appropriate to allow timely decisions regarding required disclosure. The Guarantor has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(p) The Guarantor maintains a system of internal accounting controls that comply with the requirements of the Exchange Act and are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. The Guarantor’s internal accounting controls are effective and the Guarantor is not aware of any material weaknesses in its accounting controls.

(q) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Guarantor and its consolidated subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Guarantor and its consolidated subsidiaries as currently conducted, free and clear of, to the knowledge of the Guarantor and its consolidated subsidiaries, all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Guarantor and its consolidated subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and, to the knowledge of the Guarantor and its consolidated subsidiaries, there have been no breaches, violations, outages or unauthorized uses of or accesses to the same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Guarantor and its consolidated subsidiaries are, to the knowledge of the Guarantor and its consolidated subsidiaries, presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

3. Purchase and Offering of Offered Securities. The obligation of the Underwriters to purchase the Offered Securities will be evidenced by an agreement or exchange of other written communications (“Terms Agreement”) at the time the Company determines to sell the Offered Securities. The Terms Agreement will incorporate by reference the provisions of this Agreement, except as otherwise provided therein, and will specify the firm or firms which will be Underwriters, the names of any Representatives, the principal amount of the Offered Securities to be purchased by each Underwriter, the commission or fee to be paid to the Underwriters and the terms of the Offered Securities not already specified in the Indenture, including, but not limited to, interest rate, maturity, any redemption provisions and any sinking fund requirements. The Terms Agreement will also specify the time and date of delivery and payment (such time and date, or such other time not later than seven full business days thereafter as the Representatives and the Company agree as the time for payment and delivery, being herein and in the Terms Agreement referred to as the “Closing Date”), the place of delivery and payment and any details of the terms of offering that should be reflected in the prospectus supplement relating to the offering of the Offered Securities. For purposes of Rule 15c6-1 under the Exchange Act, the Closing Date (if later than the otherwise applicable settlement date) shall be the date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The obligations of the Underwriters to purchase the Offered Securities will be several and not joint. It is understood that the Underwriters propose to offer the Offered Securities for sale as set forth in the Final Prospectus.

If the Terms Agreement specifies “Book-Entry Only” settlement or otherwise states that the provisions of this paragraph shall apply, the Company will deliver against payment of the cash purchase price the Offered Securities in the form of one or more permanent global securities in definitive form (the “Global Securities”) deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. The Global Securities will be made available for inspection by the Representatives not later than 5:00 pm, New York City time, on the business day prior to the Closing Date. Interests in any permanent global securities will be held only in book-entry form through DTC, except in the limited circumstances described in the Final Prospectus. Payment for the Offered Securities shall be made by the Underwriters in Federal (same day) funds by official check or checks or wire transfer to an account previously designated by the Company at a bank acceptable to the Representatives, in each case drawn to the order of the Company at the place of payment specified in the Terms Agreement on the Closing Date, against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Offered Securities.

4. Certain Agreements of the Company. The Company agrees with the several Underwriters that the Company will furnish to counsel for the Underwriters one signed copy (but not an original) of the registration statement relating to the Registered Securities, including all exhibits, in the form it became effective and of all amendments thereto and that, in connection with each offering of Offered Securities:

(a) The Company will cause the Final Prospectus to be filed with the Commission pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and if consented to by the Representatives, subparagraph (5)) not later than the second business day following the execution and delivery of the Terms Agreement.

(b) During any time when a prospectus relating to the Offered Securities is required to be delivered under the Act in connection with sales by any Underwriter or dealer (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Act), the Company will advise the Representatives promptly of any proposal to amend or supplement the Registration Statement or the Final Prospectus and will afford the Representatives a reasonable opportunity to comment on any such proposed amendment or supplement; and the Company will also advise the Representatives promptly of the filing of any such amendment or supplement and of the institution by the Commission of any stop order proceedings or any notice from the Commission objecting to its use in respect of the Registration Statement or of any part thereof and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

(c) The Company will prepare a final term sheet, containing solely a description of the Offered Securities, in a form approved by the Representatives, and will cause such term sheet to be filed pursuant to Rule 433(d) under the Act within the time required by such Rule.

(d) If there occurs an event or development as a result of which the Disclosure Package would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will promptly notify the Representatives, so that any use of the Disclosure Package may cease until it is amended or supplemented, and will promptly prepare and cause to be filed with the Commission, at its own expense, an amendment or supplement that will correct such statement or omission or an amendment that will effect such compliance.

(e) If, at any time when a prospectus relating to the Offered Securities is required to be delivered under the Act in connection with sales by any Underwriter or dealer (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Act), any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or would omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and cause to be filed with the Commission, at its own expense, an amendment or supplement that will correct such statement or omission or an amendment that will effect such compliance. The terms “supplement” and “amendment” as used in this Agreement include, without limitation, all documents filed by the Company and the Guarantor with the Commission subsequent to the date of the Final Prospectus that are deemed to be incorporated by reference in the Final Prospectus. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

(f) As soon as practicable, but not later than 16 months, after the date of each Terms Agreement, the Company will make generally available to security holders of the Company an earning statement of the Guarantor covering a period of at least 12 months beginning after the latest of (i) the effective date of the registration statement relating to the Registered Securities, (ii) the effective date of the most recent post-effective amendment to the Registration Statement to become effective prior to the date of such Terms Agreement and (iii) the date of the Guarantor’s most recent Annual Report on Form 10-K filed with the Commission prior to the date of such Terms Agreement, which will satisfy the provisions of Section 11(a) of the Act.

(g) The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, and during any time when a prospectus relating to the Offered Securities is required to be delivered under the Act in connection with sales by any Underwriter or dealer (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Act), the Base Prospectus, any related Preliminary Final Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request.

(h) The Company will use its commercially reasonable efforts to arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution; provided, however, that neither the Company nor the Guarantor will be required in connection therewith to register or qualify as a foreign corporation where it would not otherwise be so qualified or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in any jurisdiction where it would not otherwise be so subject. The Company will promptly advise the Representatives of the receipt by it or the Guarantor of any notification with respect to the suspension of the qualification of the Offered Securities for offer and sale in any such jurisdiction or the initiation or threatening of any proceeding for such purpose.

(i) During the period of five years after the date of any Terms Agreement, the Company will furnish or make available to the Representatives and, upon request, to each of the other Underwriters, if any, as soon as practicable after the end of each fiscal year, a copy of the Guarantor’s annual report to stockholders for such year; and the Company will furnish or make available to the Representatives (i) as soon as available, a copy of each report (other than a report on Form 11-K) and any definitive proxy statement of the Guarantor filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company or the Guarantor as the Representatives may reasonably request in connection with the offering of the Offered Securities.

(j) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay all costs and expenses incident to the performance of its obligations under the Terms Agreement (including the provisions of this Agreement); any filing fees or other expenses (including reasonable fees and disbursements of counsel) in connection with qualification of the Offered Securities for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Representatives may designate in accordance with Section 4(h) and the printing of memoranda relating thereto; any fees charged by investment rating agencies for the rating of the Offered Securities; any costs incident to the execution and delivery of the Indenture or the issuance and delivery of the Offered Securities (including printing and engraving costs) and any necessary issue, transfer or other stamp taxes in that connection; any applicable filing fee incident to, and the reasonable fees and disbursements of counsel for the Underwriters in connection with, the preparation of any Blue Sky memorandum and review by the Financial Industry Regulatory Authority, Inc. of the Offered Securities; any travel expenses of the Company’s or the Guarantor’s officers and employees and any other expenses of the Company or the Guarantor in connection with attending or hosting meetings with prospective purchasers of the Offered Securities; any expenses incurred in preparing, printing and distributing the Final Prospectus, any preliminary prospectuses, any preliminary prospectus supplements or any other amendments or supplements to the Final Prospectus; and the costs and expenses associated with any Issuer Free Writing Prospectus or any investor presentation identified in Schedule C to the Terms Agreement (each, an “Investor Presentation”). Except as provided in Section 4(j), Section 6 and Section 8 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of counsel.

(k) Each of the Company and the Guarantor agrees that, unless the Company has obtained or will obtain, as the case may be, the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Company and the Guarantor that, unless it has obtained or will obtain, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 under the Act) required to be filed by the Company with the Commission or retained by the Company under Rule 433 under the Act, other than the final term sheet prepared and filed pursuant to Section 4(c) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses, if any, included in Schedule B to the applicable Terms Agreement.

Any such free writing prospectus consented to by the Representatives or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus”. Each of the Company and the Guarantor agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 under the Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and recordkeeping.

(l) Each of the Company and the Guarantor consents to the use by any Underwriter of a free writing prospectus that (a) is not an Issuer Free Writing Prospectus, and (b) contains only (i) information describing the preliminary terms of the Offered Securities or their offering, (ii) information required or permitted by Rule 134 under the Act that is not “issuer information” as defined in Rule 433 under the Act or (iii) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet prepared and filed pursuant to Section 4(c) hereto.

(m) The Company will not, and will cause the Guarantor not to, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to any United States dollar-denominated debt securities issued or guaranteed by the Company or the Guarantor and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representatives for a period beginning at the time of execution of the Terms Agreement and ending the number of days after the Closing Date specified under “Blackout” in the Terms Agreement.

5. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of Company and Guarantor officers made pursuant to the provisions hereof, to the performance by each of the Company and the Guarantor of their respective obligations hereunder and to the following additional conditions precedent:

(a) Immediately after the Final Prospectus is filed with the Commission, the Representatives, on behalf of the Underwriters, shall have received a letter, dated as of the Execution Time, of Ernst & Young LLP, with respect to the Guarantor and its consolidated subsidiaries, confirming that they are independent registered public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder and stating to the effect that:

(i) in their opinion the financial statements and any schedules audited by them and included or incorporated by reference in the Base Prospectus, Preliminary Final Prospectus, Final Prospectus and the Disclosure Package comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations;

(ii) they have performed the procedures specified by the Public Company Accounting Oversight Board for a review of interim financial information as described in AS 4105, Interim Financial Information, on the unaudited financial statements of the Guarantor and its consolidated subsidiaries included in the Registration Statement, if any;

(iii) on the basis of the review referred to in clause (ii) above, if applicable, a reading of the latest available interim financial statements of the Guarantor, inquiries of officials of the Guarantor who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

(A) the unaudited financial statements of the Guarantor and its consolidated subsidiaries, if any, included in the Disclosure Package or the Final Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements for them to be in conformity with GAAP;

(B) if any unaudited “capsule” information of the Guarantor and its consolidated subsidiaries is contained in the Disclosure Package or the Final Prospectus, the unaudited consolidated total revenues, net income and net income per share amounts or other amounts constituting such “capsule” information and described in such letter do not agree with the corresponding amounts set forth in the unaudited consolidated financial statements or were not determined on a basis substantially consistent with that of the corresponding amounts in the audited statements of income;

(C) if (and only if) any consolidated balance sheet for the Guarantor is available for any period subsequent to the latest consolidated balance sheet for the Guarantor included in the Disclosure Package or the Final Prospectus, at the date of the latest available consolidated balance sheet of the Guarantor read by such accountants, there was any change in the capital stock, any increase in total debt, any decrease in consolidated net current assets (working capital) or any decrease in stockholders’ equity, as compared with amounts shown on the latest consolidated balance sheet included in the Disclosure Package or the Final Prospectus;

(D) at a subsequent specified date not more than three business days prior to the date of such letter, there was any change greater than 1% in the capital stock, or any increase greater than 1% in total debt, as compared with the latest available consolidated balance sheet of the Guarantor and its consolidated subsidiaries; or

(E) if (and only if) any income statement for the Guarantor is available for any period subsequent to the latest consolidated balance sheet included in the Disclosure Package or the Final Prospectus, for the period from the closing date of the latest income statement for the Guarantor included in the Disclosure Package or the Final Prospectus to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year and with the period of corresponding length ended the date of the latest income statement for the Guarantor included in the Disclosure Package or the Final Prospectus, in consolidated total revenues or net income;

except in all cases set forth in clauses (C), (D) and (E) above for changes, increases or decreases which the Disclosure Package and the Final Prospectus discloses have occurred or may occur or which are described in such letter;

(iv) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information of the Guarantor and its consolidated subsidiaries contained in the Registration Statement, the Final Prospectus and the Disclosure Package (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Guarantor and its consolidated subsidiaries subject to the internal controls of the Guarantor’s accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter; and

(v) they have read any pro forma financial information of the Guarantor and its consolidated subsidiaries which is included in the Disclosure Package or the Final Prospectus and performed the additional procedures suggested by Example D of AS 6101.

All financial statements and schedules with respect to the Guarantor and its consolidated subsidiaries included in material incorporated by reference into the Disclosure Package or the Final Prospectus shall be deemed included in the Disclosure Package or the Final Prospectus for purposes of this subsection.

(b) Immediately after the Final Prospectus is filed with the Commission, the Representatives, on behalf of the Underwriters, shall have received a letter, dated as of the Execution Time, of Deloitte & Touche LLP, with respect to DCP Midstream, LP, a Delaware limited partnership (the “Partnership”) and its subsidiaries, confirming that they are independent registered public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder and stating to the effect that:

(i) on the basis of the inquiries of officials of the Partnership and the Guarantor, as applicable, who have responsibility for financial and accounting matters and other specified procedures:

(A) if (and only if) any consolidated balance sheet for the Partnership is available for any period subsequent to the latest consolidated balance sheet for the Partnership, at the date of the latest available consolidated balance sheet of the Partnership read by such accountants, there was any change in the partnership units, any increase in debt, any decrease in consolidated net current assets (working capital) or any decrease in partners’ equity, as compared with amounts shown on the latest consolidated balance sheet of the Partnership;

(B) at a subsequent specified date not more than three business days prior to the date of such letter, whether there was any change greater than 1% in the partnership units, or any increase greater than 1% in debt, as compared with the latest available consolidated balance sheet of the Partnership and its subsidiaries; and

(C) if (and only if) any income statement for the Partnership is available for any period subsequent to the latest consolidated balance sheet for the Partnership, for the period from the closing date of the latest income statement for the Partnership to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year and with the period of corresponding length ended the date of the latest income statement for the Partnership, in consolidated total operating revenues or consolidated net income;

except in all cases set forth in clauses (A), (B) and (C) above for changes, increases or decreases which the Disclosure Package and the Final Prospectus discloses have occurred or may occur or which are described in such letter.

(c) The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 4(a) of this Agreement. The final term sheet contemplated by Section 4(c) hereto, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433. No stop order suspending the effectiveness of the Registration Statement or of any part thereof or any notice from the Commission objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(d) Subsequent to the execution of the Terms Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the financial condition, business, properties or results of operations of the Guarantor and its subsidiaries taken as one enterprise which, in the judgment of a majority in interest of the Underwriters including any Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company or the Guarantor by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange or any suspension of trading of any securities of the Company or the Guarantor on any exchange or in the over-the-counter market; (iv) any banking moratorium declared by U.S. Federal or New York authorities; or (v) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of a majority in interest of the Underwriters including any Representatives, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities.

(e) The Representatives, on behalf of the Underwriters, shall have received an opinion and 10b-5 statement, dated the Closing Date, of Gibson, Dunn & Crutcher LLP, counsel for the Company and the Guarantor, covering the matters reasonably requested by the Representatives substantially to the effect set forth in Annex A hereto.

(f) The Representatives, on behalf of the Underwriters, shall have received from Cravath, Swaine & Moore LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the incorporation of the Company and the Guarantor, the validity of the Offered Securities and the Guarantee, the Registration Statement, the Final Prospectus, the Disclosure Package and other related matters as the Representatives may reasonably require, and the Company and the Guarantor shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(g) The Representatives, on behalf of the Underwriters, shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Company in this Agreement are true and correct, that each of the Company and the Guarantor has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, that no stop order suspending the effectiveness of the Registration Statement or of any part thereof or any notice from the Commission objecting to its use has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission and that, subsequent to the date of the most recent financial statements in the Final Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the financial condition, business, properties or results of operations of the Guarantor and its subsidiaries taken as a whole except as set forth in or contemplated by the Disclosure Package and the Final Prospectus or as described in such certificate.

(h) The Representatives, on behalf of the Underwriters, shall have received a letter, dated the Closing Date, of each of (i) Ernst & Young LLP, with respect to the Guarantor and its consolidated subsidiaries, and (ii) Deloitte & Touche LLP, with respect to the Partnership and its subsidiaries, in each case, which meets the requirements of subsection (a) and (b), respectively, of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

(i) (A) The Representatives shall have received executed copies of the Indenture and the Offered Securities and the Offered Securities shall be eligible for clearance and settlement through the facilities of DTC, and (B) such other conditions precedent, if any, as may be specified in the Terms Agreement.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters under this Agreement and the Terms Agreement.

If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, the Terms Agreement and this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Date, and such termination shall be without liability of any party to any other party except as provided in Section 4(j) and except that Sections 2, 4, 6, 8, 15 and 16 hereof shall survive any such termination and remain in full force and effect.

6. Indemnification and Contribution. (a) The Company and the Guarantor will jointly and severally indemnify and hold harmless each Underwriter, its partners, directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Base Prospectus, any Preliminary Final Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 4(c) hereto, any Investor Presentation or any amendment or supplement to any of the foregoing, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives, if any, specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in the Terms Agreement.

(b) Each Underwriter will severally and not jointly indemnify and hold harmless the Company and the Guarantor, their respective directors and officers and each person, if any, who controls the Company or the Guarantor within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Company or the Guarantor may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Base Prospectus, any Preliminary Final

Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 4(c) hereto, any Investor Presentation or any amendment or supplement to any of the foregoing, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives, if any, specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company or the Guarantor in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in the Terms Agreement.

(c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify in writing the indemnifying party of the commencement thereof; but the omission so to notify in writing the indemnifying party (i) will not relieve it from liability under subsection (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantor, on the one hand, and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantor, on the one hand, and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantor, on the one hand, and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting fees paid to (including any underwriting discounts and commissions received by) the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to the partners, directors, officers and each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company or the Guarantor, to each officer of the Company or the Guarantor who has signed the Registration Statement and to each person, if any, who controls the Company or the Guarantor within the meaning of the Act.

7. Default of Underwriters. If any Underwriter or Underwriters shall default in its or their obligations to purchase Offered Securities under the Terms Agreement and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments under the Terms Agreement (including the provisions of this Agreement), to purchase the Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, the Terms Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Company or the Guarantor, except as provided in Section 8. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

8. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or the Guarantor or their respective officers and of the several Underwriters set forth in or made pursuant to the Terms Agreement (including the provisions of this Agreement) will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter or the Company, the Guarantor or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the Terms Agreement is terminated pursuant to Section 7 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 4 and the respective obligations of the Company and the Underwriters pursuant to Section 6 shall remain in effect. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of the Terms Agreement pursuant to Section 7 or the occurrence of any event specified in clause (iii), (iv) or (v) of Section 5(d), the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

9. No Fiduciary Duty. The Company hereby acknowledges and agrees that (i) the purchase and sale of any Offered Securities pursuant to this Agreement and the applicable Terms Agreement is an arm’s-length commercial transaction between the Company and the Guarantor, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (ii) the Underwriters are acting as principal and not as an agent or fiduciary of the Company or the Guarantor and (iii) the Company’s engagement of the Underwriters in connection with any offering and the process leading up to the offering of any Offered Securities is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with any offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company or the Guarantor on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company or the Guarantor, in connection with such offering or the process leading thereto.

10. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or sent by facsimile and confirmed to them at their address furnished to the Company in writing for the purpose of communications hereunder or, if sent to the Company or the Guarantor, will be mailed, delivered or sent by facsimile and confirmed to it at Phillips 66, 2331 CityWest Boulevard, Houston, Texas 77042, Facsimile: (918) 977-9634, Attention: Treasurer, or such other address as the Company may notify the Underwriters.

11. Successors. The Terms Agreement (including the provisions of this Agreement) will inure to the benefit of and be binding upon the Company, the Guarantor and such Underwriters as are identified in the Terms Agreement and their respective successors and the officers and directors and controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.

12. Representation of Underwriters. Any Representatives will act for the several Underwriters in connection with the financing described in the Terms Agreement, and any action under such Terms Agreement (including the provisions of this Agreement) taken by the Representatives will be binding upon all the Underwriters.

13. Counterparts. The Terms Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Any electronic signature hereof shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14. Effect of Headings. This Article and Section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

15. Applicable Law. This Agreement and the Terms Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

Each of the Company and the Guarantor hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to the Terms Agreement (including the provisions of this Agreement) or the transactions contemplated thereby.

16. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE GUARANTOR AND EACH OF THE UNDERWRITERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 17:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

18. The Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company and the Guarantor, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

19. Acknowledgment and Consent to Bail-In of UK Financial Institutions. Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements or understanding between any UK Bail-In Party (as defined below) and the Company or Guarantor, the Company and Guarantor each acknowledges and accepts that a UK Bail-In Liability (as defined below) arising under this Agreement may be subject to the exercise of UK Bail-In Powers (as defined below) by the relevant UK resolution authority and acknowledges, accepts and agrees to be bound by:

(a) the effect of the exercise of UK Bail-In Powers by the relevant UK resolution authority in relation to any UK Bail-In Liability of each Underwriter subject to the Bail-In Powers of the relevant UK resolution authority (a “UK Bail-In Party”) to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof: (1) the reduction of all, or a portion, of the UK Bail-In Liability or outstanding amounts due thereon; (2) the conversion of all, or a portion, of the UK Bail-In Liability into shares, other securities or other obligations of each UK Bail-In Party or another person (and the issue to or conferral on the Company of such shares, securities or obligations); (3) the cancellation of the UK Bail-In Liability; and/or (4) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(b) and the variation of the terms of this Agreement, as deemed necessary by the relevant UK resolution authority, to give effect to the exercise of UK Bail-In Powers by the relevant UK resolution authority.

As used in this Section 19, “UK Bail-In Legislation” means Part I of the UK Banking Act of 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings); “UK Bail-In Powers” means the powers under UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability; “UK Bail-In Liability” means a liability in respect of which the UK Bail-In Powers may be exercised.

Phillips 66 Company (“Company”)

Junior Subordinated Debt Securities

fully and unconditionally guaranteed by Phillips 66 (“Guarantor”)

TERMS AGREEMENT

September 16, 2025

To:	The Representatives of the Underwriters identified herein

Ladies & Gentlemen:

The Company agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Underwriting Agreement to be filed by the Guarantor in its Current Report on Form 8-K dated September 16, 2025 (“Underwriting Agreement”), the following securities (“Offered Securities”) on the following terms:

	Series A Junior Subordinated Notes due 2056	Series B Junior Subordinated Notes due 2056
Title:	5.875% Series A Junior Subordinated Notes Due 2056 (“Series A Junior Subordinated Notes”).	6.200% Series B Junior Subordinated Notes Due 2056 (“Series B Junior Subordinated Notes” and, together with the Series A Junior Subordinated Notes, the “notes”).

Principal Amount:	$1,000,000,000	$1,000,000,000

Interest:	Subject to the right to defer interest payments, from and including September 18, 2025 to, but excluding March 15, 2031 (the “First Series A Reset Date”) at the rate of 5.875% per year and from and including the First Series A Reset Date, during each Series A Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the most recent Series A Reset Interest Determination Date plus a spread of 2.283%, to be reset on each Series A Reset Date; provided, that the interest rate during any Series A Reset Period will not reset below 5.875%.	Subject to the right to defer interest payments, from and including September 18, 2025 to, but excluding March 15, 2036 (the “First Series B Reset Date”) at the rate of 6.200% per year and from and including the First Series B Reset Date, during each Series B Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the most recent Series B Reset Interest Determination Date plus a spread of 2.166%, to be reset on each Series B Reset Date; provided, that the interest rate during any Series B Reset Period will not reset below 6.200%.

Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2026	March 15 and September 15, commencing on March 15, 2026

Record Dates for Interest Payments:	March 1 and September 1	March 1 and September 1

Optional Deferral of Interest	Up to 10 consecutive years per deferral.	Up to 10 consecutive years per deferral.

Maturity:	March 15, 2056	March 15, 2056

Optional Redemption:	The Company may redeem the Series A Junior Subordinated Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the First Series A Reset Date and ending on and including the First Series A Reset Date and (ii) after the First Series A Reset Date, on any interest payment date.	The Company may redeem the Series B Junior Subordinated Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the First Series B Reset Date and ending on and including the First Series B Reset Date and (ii) after the First Series B Reset Date, on any interest payment date.

Tax Event Redemption:	In whole, but not in part, at 100% of the principal amount of the Series A Junior Subordinated Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, at any time following the occurrence and during the continuance of a Tax Event.	In whole, but not in part, at 100% of the principal amount of the Series B Junior Subordinated Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, at any time following the occurrence and during the continuance of a Tax Event.

2

Rating Agency Event Redemption:	In whole, but not in part, at 102% of the principal amount of the Series A Junior Subordinated Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, at any time following the occurrence and during the continuance of a Rating Agency Event.	In whole, but not in part, at 102% of the principal amount of the Series B Junior Subordinated Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, at any time following the occurrence and during the continuance of a Rating Agency Event.

Sinking Fund:	None.	None.

Listing:	None.	None.

Purchase Price:	99.000% of principal amount plus accrued interest, if any, from September 18, 2025.	99.000% of principal amount plus accrued interest, if any, from September 18, 2025.

Underwriters’ Fee:	1.000% of principal amount.	1.000% of principal amount.

Expected Reoffering Price:	100.000% of principal amount plus accrued interest, if any, from September 18, 2025, subject to change by the Representatives.	100.000% of principal amount plus accrued interest, if any, from September 18, 2025, subject to change by the Representatives

Closing:	10:00 A.M., New York City time, on September 18, 2025, at the offices of Cravath, Swaine & Moore LLP, 375 Ninth Avenue, New York, New York 10001 in Federal (same day) funds.	10:00 A.M., New York City time, on September 18, 2025, at the offices of Cravath, Swaine & Moore LLP, 375 Ninth Avenue, New York, New York 10001 in Federal (same day) funds.

Settlement and Trading:	Book-Entry Only via DTC.	Book-Entry Only via DTC.

Blackout:	Until 14 days after the Closing Date.	Until 14 days after the Closing Date.

3

Names and Addresses of Representatives:

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020

MUFG Securities Americas Inc.

1221 Avenue of the Americas, 6th Floor

New York, NY 10020

PNC Capital Markets LLC

300 Fifth Avenue, 10th Floor

Pittsburgh, PA 15222

RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, NY 10281

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020

MUFG Securities Americas Inc.

1221 Avenue of the Americas, 6th Floor

New York, NY 10020

PNC Capital Markets LLC

300 Fifth Avenue, 10th Floor

Pittsburgh, PA 15222

RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, NY 10281

	Scotia Capital (USA) Inc. 250 Vesey Street New York, NY 10281 SMBC Nikko Securities America, Inc. 277 Park Avenue New York, NY 10172	Scotia Capital (USA) Inc. 250 Vesey Street New York, NY 10281 SMBC Nikko Securities America, Inc. 277 Park Avenue New York, NY 10172

Additional Condition Precedent Pursuant to Section 5(i) of the Underwriting Agreement:	None.	None.

Execution Time:	4:25 p.m., New York City time, on the date hereof.	4:25 p.m., New York City time, on the date hereof.

The respective principal amounts of the Offered Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

The provisions of the Underwriting Agreement are incorporated herein by reference. Capitalized terms used but not defined herein shall have the respective meanings given such terms in the Underwriting Agreement or the Preliminary Final Prospectus, as applicable.

4

For purposes of the Underwriting Agreement, the only information furnished to the Company by the Representatives on behalf of any Underwriter for use in the Final Prospectus and the final term sheet prepared and filed pursuant to Section 4(c) of the Underwriting Agreement consists of the following information in the Prospectus furnished on behalf of such Underwriter: The fourth, fifth, sixth, eighth, ninth and tenth paragraphs and the second sentence in the seventh paragraph under the caption “Underwriting (Conflicts of Interest)” in the Final Prospectus.

5

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company, the Guarantor and the several Underwriters in accordance with its terms.

Very truly yours,

Phillips 66 Company

By	/s/ Scott Delmoro
Name: Scott Delmoro
	Title:	Vice President and Treasurer

Phillips 66

By	/s/ Kevin J. Mitchell
	Name:	Kevin J. Mitchell
	Title:	Executive Vice President and Chief Financial Officer

6

The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

Mizuho Securities USA LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.

Acting on behalf of themselves and as
the Representatives of the several Underwriters.

By	Mizuho Securities USA LLC

By	/s/ Stephen E. Leamer
Name: Stephen E. Leamer
Title: Managing Director

By MUFG Securities Americas Inc.

By	/s/ Richard C. Testa
Name: Richard C. Testa
Title: Managing Director

By	PNC Capital Markets LLC

By	/s/ Valerie Shadeck
Name: Valerie Shadeck
Title: Managing Director

By	RBC Capital Markets, LLC

By	/s/ John M. Sconzo
Name: John M. Sconzo
Title: Managing Director

By	Scotia Capital (USA) Inc.

By	/s/ Michael Ravanesi
Name: Michael Ravanesi
Title: Managing Director & Head of U.S. Debt Origination

By	SMBC Nikko Securities America, Inc.

By	/s/ Amanda Boggs
Name: Amanda Boggs
Title: Managing Director

7

SCHEDULE A

Underwriter	Principal Amount of Series A Junior Subordinated Notes	Principal Amount of Series B Junior Subordinated Notes
Mizuho Securities USA LLC	$110,000,000	$110,000,000
MUFG Securities Americas Inc.	$110,000,000	$110,000,000
PNC Capital Markets LLC	$110,000,000	$110,000,000
RBC Capital Markets, LLC	$110,000,000	$110,000,000
Scotia Capital (USA) Inc.	$110,000,000	$110,000,000
SMBC Nikko Securities America, Inc.	$110,000,000	$110,000,000
Barclays Capital Inc.	$40,000,000	$40,000,000
BofA Securities, Inc.	$40,000,000	$40,000,000
Goldman Sachs & Co. LLC	$40,000,000	$40,000,000
J.P. Morgan Securities LLC	$40,000,000	$40,000,000
TD Securities (USA) LLC	$40,000,000	$40,000,000
Truist Securities, Inc.	$40,000,000	$40,000,000
Academy Securities, Inc.	$10,000,000	$10,000,000
CIBC World Markets Corp.	$10,000,000	$10,000,000
Commerz Markets LLC	$10,000,000	$10,000,000
Credit Agricole Securities (USA) Inc.	$10,000,000	$10,000,000
HSBC Securities (USA) Inc.	$10,000,000	$10,000,000
ICBC Standard Bank Plc	$10,000,000	$10,000,000
Loop Capital Markets LLC	$10,000,000	$10,000,000
Standard Chartered Bank	$10,000,000	$10,000,000
UniCredit Capital Markets LLC	$10,000,000	$10,000,000
U.S. Bancorp Investments, Inc.	$10,000,000	$10,000,000

Total	$1,000,000,000	$1,000,000,000

SCHEDULE B

Schedule of Free Writing Prospectuses included in the Disclosure Package

1. Free writing prospectus dated September 16, 2025, relating to the final terms of the Offered Securities.

SCHEDULE C

Schedule of Investor Presentations

1. Investor Presentation dated September 15, 2025.